Exhibit 10.7

EMPLOYMENT AGREEMENT

THIS AGREEMENT, dated this 17th day of March, 2005, and effective as of September 21, 2004, by and between EASTERN SERVICES CORPORATION (“ESC”), a business corporation having its principal place of business at 25 Race Avenue, Lancaster, Pennsylvania; and ROBERT T. GILPIN (the “Executive”), an individual residing in Chester County, Pennsylvania.

WITNESSETH

WHEREAS, ESC is a member of Eastern Holding Company Ltd., an insurance holding company system and operating as a management company for the members of the holding company system; and

WHEREAS, the Executive has served ESC faithfully and well in various capacities for an extended period of time; and

WHEREAS, ESC desires to formally retain the Executive as a senior officer and set forth the terms by which his employment is to be governed; and

WHEREAS, the Executive is willing to enter into a formal agreement governing his employment by ESC under the terms and conditions set forth below.

NOW, THEREFORE, the parties hereto, intending to be legally bound, agree as follows:

1. Employment. ESC hereby employs the Executive, and the Executive hereby accepts employment with ESC, on the terms and conditions set forth in this Agreement.

2. Duties of the Executive. The Executive shall perform and discharge well and faithfully such duties as an executive officer of ESC as may be consistent with this Agreement and assigned to him from time to time by the Board of Directors of ESC (the “Board”). The Executive shall be employed in such capacities and with such duties as are set forth on Exhibit A attached hereto, and shall hold such other titles of substantial stature as may be given to him from time to time by the Board or, with the approval of the Board, by the board of directors of any company affiliated with ESC. The Executive shall devote his full time, attention and energies to the business of ESC during the Employment Period (as defined in Section 3); provided, however, that this Section 2 shall not be construed as preventing the Executive from (a) engaging in activities incident or necessary to personal investments, (b) acting as an officer or a member of the board of directors of a company affiliated with ESC, or (c) being involved in any other activity (including community or civic activities) with the prior approval of the Board. The Executive shall not engage in any business or commercial activities, duties or pursuits which compete with the business or commercial activities of ESC or any of its affiliated companies.

3. Term of Agreement.

(a) Except as otherwise provided in this Section 3 or Section 5, this Agreement shall be for a one-year period (the “Employment Period”) beginning on the date first set forth above. Beginning with the second day of this Agreement, and on each day thereafter, the Employment Period shall be extended by one day, so that, at all times, the Employment Period shall be for a period of one year; provided, however, that such automatic extension shall terminate concurrent with the Executive’s 64th birthday. Notwithstanding the preceding terms of this subsection, ESC may, at any time, deliver to the Executive a written notice advising him that it desires to terminate the foregoing automatic renewal provisions, in which event the Employment Period shall, subject to the terms of this Agreement, continue through the remainder of its term in effect on the date such notice of nonrenewal is given.

(b) Notwithstanding the provisions of Section 3(a), this Agreement shall terminate, as provided below, for Cause upon the giving of written notice by the Board to the Executive. As used in this Agreement, “Cause” means any of the following:

(i) the Executive’s conviction of or plea of guilty or nolo contendere to a felony, a crime of falsehood, or a crime involving moral turpitude, or the actual incarceration of the Executive for a period of ten consecutive days or more;

(ii) the Executive’s willful refusal to follow the good faith instructions of the Board, with respect to ESC’s operations, and the failure to cure such refusal within ten days after such written notice is given, unless it is apparent under the circumstances that the Executive is unable to cure such refusal within such period (in which case termination shall be immediate);

(iii) the Executive’s intentional violation of the provisions of this Agreement, after written notice is given to him by the Board, and the failure to cure such violation within ten days of such written notice, unless it is apparent under the circumstances that the Executive is unable to cure such violation within such period (in which case termination shall be immediate);

(iv) material dishonesty of the Executive in the performance of his duties; or

(v) any intentional and material violation of a written policy of ESC that has a material and adverse effect on ESC.

Notwithstanding the preceding provisions of this subsection, the Executive’s employment under this Agreement shall not be deemed to have been terminated for Cause under any of the above clauses if such termination took place solely as a result of:

(vi) any act or omission believed by the Executive, in good faith, to have been in, or not opposed to, the best interests of ESC or any of its affiliated companies;

(vii) any act or omission in respect of which a determination could properly be made that the Executive met the applicable standard of conduct prescribed for indemnification or reimbursement or payment of expenses under the Articles of Incorporation or Bylaws of ESC or the directors’ and officers’ liability insurance of ESC, in each case as in effect at the time of such act or omission; or

(vii) in the case of proscribed conduct under Clause (ii) or (iii), if such willful refusal or intentional failure, as the case may be, is a direct result of the Executive’s physical or mental illness confirmed, at ESC’s cost, by a physician or psychiatrist independent of the parties.

Prior to January 1, 2009, no termination of the Executive may be effected under this subsection unless such termination is approved in advance by two-thirds (2/3) of the ESC directors (other than the Executive) then in office. Any termination in violation of the preceding sentence shall be deemed a termination without Cause and shall be governed by the provisions of Subsection (c).

If this Agreement is terminated for Cause, all of the Executive’s rights under this Agreement shall cease as of the effective date of such termination, except for accrued compensation, unreimbursed expenses described in Section 4(e), and accrued rights under the benefit plans and other programs of ESC, in accordance with the terms of the same.

(c) Notwithstanding the provisions of Section 3(a), the Executive’s employment under this Agreement may be terminated at any time during the Employment Period without Cause by action of the Board, upon giving notice of such termination to the Executive at least 30 days prior to the date upon which such termination shall take effect. If the Executive’s employment is terminated under the provisions of this Section 3(c), then the Executive shall be entitled to receive accrued compensation, unreimbursed expenses described in Section 4(e), as well as the compensation set forth in Section 6, in lieu of Section 4. In addition, he will be entitled to such accrued benefits to which he is then entitled under the benefit plans and programs of ESC, in accordance with the terms of the same.

(d) Notwithstanding the provisions of Section 3(a), if the Executive dies, this Agreement shall terminate as of the date of the Executive’s death, and all rights of the Executive under Section 4 shall cease as of the date of such termination (except for accrued compensation and unreimbursed expenses described in Section 4(e)); provided, however, that his beneficiaries shall also be entitled to accrued benefits to which he was then entitled at the time of death under the benefit plans and programs of ESC, in accordance with the terms of the same. In addition, if the Executive is survived by a spouse, ESC will continue to pay such spouse one year of the Executive’s Annual Base Salary (as defined in Section 4(a)) in effect on the date of his death. Payment shall be made monthly, commencing no later than 30 days after the date of his death. (ESC shall be entitled to fund the benefits contemplated by this subsection in such manner as it deems most cost effective or otherwise desirable from a corporate perspective and to the extent ESC seeks the Executive’s cooperation to implement the funding alternative chosen by ESC, the Executive hereby agrees to take all steps as may reasonably be requested by ESC to implement the funding alternative.)

(e) Notwithstanding the provisions of Section 3(a), this Agreement shall terminate automatically upon the Executive’s Disability and his rights under this Agreement shall cease (except for accrued compensation and unreimbursed expenses described in Section 4(e)) as of the date of such termination; provided, however, that the Executive shall nevertheless be absolutely entitled to receive an amount equal to and no greater than 100% of his Annual Base Salary (as defined in Section 4(a)), less amounts payable under any disability plan of ESC, until the earliest of (i) his return to any employment, (ii) his attainment of age 65, or (iii) his death; and provided further that the Executive shall be entitled to the accrued benefits to which he is then entitled under the benefit plans and programs of ESC, in accordance with the terms of the same. For purposes of this Agreement, the term “Disability” shall mean the Executive’s incapacitation by accident, sickness or otherwise which renders him mentally or physically incapable of performing all of the essential functions of his job, taking into account any reasonable accommodation required by law, without posing a direct threat to himself or others, for a period of six months. (ESC shall be entitled to fund the benefits contemplated by this subsection in such manner as it deems most cost effective or otherwise desirable from a corporate perspective and to the extent ESC seeks the Executive’s cooperation to implement the funding alternative chosen by ESC, the Executive hereby agrees to take all steps as may reasonably be requested by ESC to implement the funding alternative.)

(f) Notwithstanding the provisions of Section 3(a), this Agreement shall terminate automatically upon the Executive’s voluntary termination of employment without Good Reason, prior to the end of the Employment Period. In such event, ESC shall have no further obligation to Executive under this Agreement, except for the payment of accrued compensation and unreimbursed expenses described in Section 4(e). The Executive’s rights under ESC’s benefit plans and programs shall be determined in accordance with their respective terms.

(g) The Executive agrees that, if his employment terminates under this Agreement, he will resign as a director of ESC and each of its affiliated companies, if he is then serving as a director of any of such entities.

(h) Notwithstanding the expiration of this Agreement in the ordinary course under Section 3(a) or the earlier termination of this Agreement provided elsewhere in this section, the provisions of Sections 7, 8 and 9 shall continue to apply in accordance with their respective terms.

4. Employment Period Compensation. In consideration of the other provisions of this Agreement, and the Executive’s agreement to execute a Release Agreement substantially in the form attached hereto as Exhibit B, in the event of his termination under relevant circumstances pursuant to which he would be paid severance benefits, ESC shall provide the Executive with the following payments and benefits, both those set forth in this section and elsewhere in this Agreement.

(a) Base Salary. For services performed by the Executive under this Agreement, ESC shall pay the Executive a salary during the Employment Period, at an annualized rate of $122,000.00, payable at the same times as salaries are payable to other executive employees of ESC. ESC may, from time to time, increase the Executive’s salary, and any and all such increases shall be deemed to constitute amendments to this Section 4(a) to reflect the increased amounts, effective as of the dates established for such increases by the Board in the resolutions authorizing such increases. The Executive’s salary in effect from time to time under this section is herein referred to as his “Annual Base Salary”.

(b) Bonus. For services performed by the Executive under this Agreement, ESC shall pay the Executive bonuses during the Employment Period, in such amounts and at such times, annually or more frequently, as may be provided by the Board in its sole discretion. To the extent ESC maintains an annual bonus plan for its senior executive officers, the Executive shall be entitled to participate in the same at a level commensurate with his position(s). The payment of any such bonuses shall not reduce or otherwise affect any other obligation of ESC, including the payment of Annual Base Salary, to the Executive provided for in this Agreement.

(c) Vacation. During the term of this Agreement, the Executive shall be entitled to paid annual vacation in accordance with the policies established from time to time by the Board; provided, however, that in no event shall the number of weeks of vacation be less than four. The Executive shall not be entitled to receive any additional compensation from ESC for failure to take his full vacation entitlement, nor shall he be able to accumulate unused vacation time from one year to the next, except to the extent authorized by the Board.

(d) Employee Benefits. During the term of this Agreement, the Executive shall be entitled to participate in and receive the benefits of each of ESC’s employee benefit plans from time to time in effect in accordance with their terms. Nothing paid to the Executive under any plan or arrangement presently in effect or made available in the future shall be deemed in lieu of the Annual Base Salary payable to the Executive pursuant to Section 4(a).

(e) Business Expenses. During the term of this Agreement, the Executive shall be entitled to prompt reimbursement for all reasonable expenses incurred by him, which are properly accounted for, in accordance with the policies and procedures established by the Board. Estimated expense advancements may be made, subject to a subsequent proper accounting in accordance with such policies and procedures.

(f) Automobile. During the term of this Agreement, the Executive shall be provided with an automobile allowance of $850.00 per month toward the use of his automobile for business and other use. The Executive shall be responsible for the taxes associated with the use of the automobile, if any, and for keeping such records as may be necessary for tax purposes.

(g) Stock Options, Etc. During the term of this Agreement, the Executive shall be entitled to participate in stock option, equity compensation and similar plans (if any) maintained by ESC at a level commensurate with his position(s).

5. Resignation of the Executive for Good Reason.

(a) The Executive may resign for Good Reason at any time during the Employment Period, as hereinafter set forth. As used in this Agreement, “Good Reason” means any of the following:

(i) any reduction in title or a material adverse change in the Executive’s responsibilities or authority which are inconsistent with, or the assignment to the Executive of duties inconsistent with, the Executive’s positions and duties described in Exhibit A attached hereto or otherwise contemplated herein;

(ii) any reassignment of the Executive which requires the Executive to move his principal residence more than 100 miles from ESC’s principal executive office on the date of this Agreement;

(iii) any reduction in the Executive’s Annual Base Salary; provided, however, that a reduction in the annual base salary for all similarly situated executives of ESC with a comparable responsibility level shall not constitute Good Reason under this Agreement;

(iv) any failure by ESC to provide the Executive with broad-based employee benefits required hereunder, or the taking of any action that would materially reduce any of such benefits, unless such failure or reduction is applicable in each case to all similarly situated plan participants;

(v) the termination by ESC of the automatic renewal provisions of Section 3, other than as permitted in such section; or

(vi) any material breach of this Agreement of any nature whatsoever on the part of ESC.

(b) At the option of the Executive, exercisable by the Executive, within 90 days after the occurrence of the event constituting Good Reason (or 180 days, in the case of the occurrence of an event of Good Reason concurrent with or after a Change in Control), the Executive may resign from employment under this Agreement by a notice in writing (the “Notice of Termination”) delivered to ESC and the provisions of Section 6 hereof shall thereupon apply.

(c) For purposes of this Agreement, the term “Change in Control” means any change described in Section 280G(b)(2)(A)(i) of the Internal Revenue Code of 1986, as amended (the “Code”), or any other event or series of events described as such by the Board. Notwithstanding the foregoing, a transaction that would otherwise constitute a Change in Control under the Code, and that occurs within the lesser of the Employment Period or the first 12 months of this Agreement, shall not be deemed to constitute a Change in Control unless declared as such by the Board.

6. Rights in Event of Certain Termination of Employment. In the event that the Executive resigns from employment for Good Reason, by delivery of a Notice of Termination to ESC, or the Executive’s employment is terminated by ESC without Cause (but excluding a Disability termination), Executive shall be entitled to receive the amounts and benefits set forth in this section, in addition to accrued compensation, unreimbursed expenses described in Section 4(e), and the benefits to which he may be entitled under the terms of any plans or programs of ESC in which he is a participant or to which he is a party.

(a) The Executive will be paid an amount equal to one time the sum of (i) the highest Annual Base Salary paid to him at any time under this Agreement, and (ii) the average of the annual bonuses paid to him with respect to the three calendar years immediately preceding the year of termination (or such lesser number of whole calendar years during which this Agreement has then been in effect). Such amount will be paid to the Executive in 12 equal monthly installments (without interest), beginning 30 days following the date of termination of employment.

(b) In lieu of any additional benefits, except those to which he may be entitled under the terms of ESC’s employee benefit and other plans, contracts or arrangements not referred to in Clause (ii) of this subsection, the Executive will be paid or provided the lesser value of (i) (A) 22.5%, times (B) the highest Annual Base Salary paid to him under this Agreement, times (C) one, or (ii) 12 months of tax-effected (determined based on the highest relevant marginal federal, state and local rates) employee welfare benefits substantially similar to those the Executive enjoyed during the 12-month period immediately prior to his termination. (To the extent any “in kind” benefit cannot be provided for any reason, and Clause (ii) is applicable, tax-effected cash payments in lieu thereof shall be made to the Executive at such time as the benefit would otherwise be provided and at such time as any estimated or other tax payment is required.) Any applicable COBRA health care continuation coverage period under Code Section 4980B shall run consecutively with the 12-month period described in Clause (ii), if such clause applies.

(c) In the event that the amounts and benefits payable under this section, when added to other amounts and benefits which may become payable to the Executive by ESC (the “Payments”), are such that he becomes subject to the excise tax provisions of Code Section 4999, ESC shall pay him such additional amount or amounts (the “Gross-Up Payment”) as will result in his retention (after the payment of all federal, state and local excise, employment, and income taxes with respect to the Payments) of a net amount equal to the net amount he would have retained had the initially calculated Payments been subject only to income and employment taxation; provided that the Gross-Up Payment results in an after-tax payment amount to the Executive at least 10% greater than the Executive’s after-tax position without the Gross-Up Payment. In the event that the after-tax benefit would not meet this threshold, the Payments will be reduced in such amount as is reasonably deemed necessary by ESC so that no excise tax is imposed. Subject to any provision of the Code that would or could otherwise have a material adverse impact on the Executive, he shall be entitled to determine those severance payments and benefits retained and those waived in arriving at the contemplated reduction.

For purposes of determining the Gross-Up Payment, the Executive shall be deemed to be subject to the highest marginal federal, state, local and (if relevant) foreign tax rates. All calculations required to be made under this subsection shall be made by ESC’s independent public accountants, subject to the right of Executive’s representative to review the same. All such amounts required to be paid shall be paid at the time any withholding may be required under applicable law, and any additional amounts to which the Executive may be entitled shall be paid or reimbursed no later than 15 days following confirmation of such amount by ESC’s independent accountants. In the event any amounts paid hereunder by ESC are subsequently determined to be in excess of the amounts owed because estimates were required or otherwise, the Executive will reimburse ESC to correct the error upon written notice from ESC, together with written confirmation of the same by ESC’s independent accountants, as appropriate, and to pay interest thereon at the applicable federal rate (as determined under Code Section 1274 for the period of time such erroneous amount remained outstanding and unreimbursed). In the event any amounts paid hereunder by ESC are subsequently determined to be less than the amounts owed (or paid later than when due) for any reason, ESC will pay to the Executive the deficient amount, together with (i) interest at the greater of the above-referenced rate or the interest he is required to pay taxing authorities, plus (ii) any penalties assessed against him by such authorities. Prior to its payment to the Executive, ESC shall be entitled to request the delivery of proof (by calculations made by the Executive’s accountant or, in the case of tax assessments, the Executive’s delivery of copies of such assessments) of the underpaid amounts and any interest or penalties assessed by taxing authorities. The parties recognize that the actual implementation of the provisions of this subsection are complex and agree to deal with each other in good faith to resolve any questions or disagreements arising hereunder.

(d) In no event shall the equivalent (or reference) years of benefits under this section operate in any manner to result in the crediting of additional years of service under any plan, program or arrangement of ESC, except to the extent otherwise explicitly provided by the terms of any such plan, contract or arrangement.

7. Covenant Not to Compete, Etc.

(a) Covenant. The Executive hereby acknowledges and recognizes the highly competitive nature of the business of ESC and its affiliated companies and accordingly agrees that, during the Employment Period and for a period of one year thereafter, he shall not:

(i) be engaged, directly or indirectly, either for his own account or as agent, consultant, employee, partner, officer, director, proprietor, investor (except as an investor owning less than 5% of the stock of a publicly owned company) or otherwise of any person, firm, corporation, or enterprise engaged, in (A) the underwriting of workers’ compensation insurance, or (B) any other line of insurance or activity in which ESC or any of its affiliated companies is engaged during the Employment Period or at the date of termination of the Executive’s employment, in any state in which ESC or any of its affiliated companies is licensed to do business (the “Non-Competition Area”);

(ii) provide financial or other assistance to any person, firm, corporation, or enterprise engaged in (A) the underwriting of workers’ compensation insurance, or (B) any other line of insurance or activity in which ESC or any of its affiliated companies is engaged during the Employment Period or at the date of termination of the Executive’s employment, in the Non-Competition Area;

(iii) solicit current or former customers of ESC or any of its affiliated companies in the Non-Competition Area; or

(iv) solicit for hire or otherwise hire current or former employees of ESC or its affiliated companies.

(b) Judicial Cut-Back. It is expressly understood and agreed that, although the Executive and ESC consider the restrictions contained in Section 7(a) hereof reasonable for the purpose of preserving for ESC and its affiliated companies their good will and other proprietary rights, if a final determination is made by a court or arbitrator having jurisdiction that the time or territory or any other restriction contained in Section 7(a) hereof is an unreasonable or otherwise unenforceable restriction against the Executive, the provisions of Section 7(a) shall not be rendered void but shall be deemed amended to apply as to such maximum time and territory and to such other extent as such court or arbitrator may determine or indicate to be reasonable.

8. Unauthorized Disclosure. During the Employment Period, or at any later time, the Executive shall not, without the written consent of the Board or a person authorized thereby, knowingly disclose to any person, other than an employee of ESC or a person to whom disclosure is reasonably necessary or appropriate in connection with the performance by the Executive of his duties as an executive of ESC, any confidential information obtained by him while in the employ of ESC with respect to any of ESC’s or any of its affiliated companies’ services, products, improvements, formulas, designs or styles, processes, customers, methods of business or any business practices the disclosure of which could be or will be damaging to ESC or any of its affiliated companies; provided, however, that confidential information shall not include any information known generally to the public (other than as a result of unauthorized disclosure by the Executive or any person with the assistance, consent or direction of the Executive) or any information of a type not otherwise considered confidential by persons engaged in the same business or a business similar to that conducted by ESC or its affiliated companies, or any information that must be disclosed as required by law.

9. Return of Company Property and Documents. The Executive agrees that, at the time of termination of his employment, regardless of the reason for termination, he will deliver to ESC and its affiliated companies, any and all company property, including, but not limited to, automobiles, keys, security codes or passes, mobile telephones, pagers, computers, devices, confidential information, records, data, notes, reports, software programs, equipment, other documents or property, or reproductions of any of the aforementioned items obtained by the Executive during the course of his employment.

10. Liability Insurance. ESC shall use its best efforts to obtain insurance coverage for the Executive under an insurance policy covering the officers and directors of ESC against lawsuits, arbitrations and other legal or regulatory proceedings; provided, however, that nothing herein shall be construed to require ESC to obtain such insurance, if the Board determines that such coverage cannot be obtained at a reasonable price.

11. Notices. Any notice required or permitted to be given under this Agreement shall, to be effective hereunder, be given to ESC, in the case of notices given by the Executive, and be given by ESC, in the case of notices given to the Executive. Any such notice shall be deemed properly given if in writing and if mailed by registered or certified mail, postage prepaid with return receipt requested, to the last known residence of the Executive, in the case of notices to the Executive, and to the principal executive office of ESC, in the case of notices to ESC.

12. Waiver. No provision of this Agreement may be modified, waived, or discharged unless such waiver, modification, or discharge is agreed to in writing and signed by the Executive and an executive officer of ESC specifically designated by the Board for such purpose. No waiver by any party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

13. Assignment. This Agreement shall not be assignable by any party hereto, except by ESC to any successor in interest to its business.

14. Entire Agreement. This Agreement contains the entire agreement of the parties relating to the subject matters of this Agreement, and it supersedes all prior written or unwritten understandings between the parties with respect to such subject matters.

15. Successors, Binding Agreement.

(a) ESC will require any successor (whether direct or indirect, by purchase, merger, consolidation, or otherwise) to all or substantially all of the business and/or assets of ESC to expressly assume and agree to perform this Agreement in the same manner and to the same extent that ESC would be required to perform if no such succession had taken place. Failure by ESC to obtain such assumption and agreement prior to the effectiveness of any such succession shall constitute a material breach of this Agreement. As used in this Agreement, “ESC” shall mean ESC as hereinbefore defined and any successor to the business and/or assets of ESC as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise.

(b) This Agreement shall inure to the benefit of and be enforceable by the Executive’s personal or legal representatives, executors, administrators, heirs, distributees, devisees, and legatees, as appropriate. If the Executive should die while any amount or benefit would be payable to the Executive under this Agreement if the Executive had continued to live, all such amounts and benefits, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to the Executive’s surviving spouse, if any, and, if there is no surviving spouse, to his estate.

16. Arbitration. ESC and the Executive recognize that in the event a dispute should arise between them concerning the interpretation or implementation of this Agreement, lengthy and expensive litigation will not afford a practical resolution of the issues within a reasonable period of time. Consequently, each party agrees that all disputes, disagreements and questions of interpretation concerning this Agreement (except for any enforcement sought with respect to Section 7, 8 or 9, which may be litigated in court through an action for an injunction or other relief, including monetary damages resulting from a breach of any of such sections) are to be submitted for resolution in Lancaster, Pennsylvania, to the American Arbitration Association (the “Association”) in accordance with the Association’s National Rules for the Resolution of Employment Disputes or other applicable rules then in effect (the “Rules”). ESC or the Executive may initiate an arbitration proceeding at any time by giving notice to the others in accordance with the Rules. ESC and the Executive, may, as a matter of right, mutually agree on the appointment of a particular arbitrator from the Association’s pool. The arbitrator shall not be bound by the rules of evidence and procedure of the courts of the Commonwealth of Pennsylvania but shall be bound by the substantive law applicable to this Agreement. The decision of the arbitrator, absent fraud, duress, incompetence or gross and obvious error of fact, shall be final and binding upon the parties and shall be enforceable in courts of proper jurisdiction. Following written notice of a request for arbitration, ESC and the Executive, shall be entitled to an injunction restraining all further proceedings in any pending or subsequently filed litigation concerning this Agreement, except as otherwise provided in this Agreement or any enforcement sought with respect to Section 7, 8 or 9, which may be litigated through an action for injunction or other relief.

17. Legal Expenses. ESC shall pay to the Executive (or his surviving spouse or estate) all reasonable legal fees and expenses when incurred by the Executive (or his surviving spouse or estate), in good faith, in seeking to obtain or enforce any right or benefit provided by this Agreement; provided he (or his spouse or estate) prevails with respect to any material issue in dispute.

18. No Mitigation or Offset. The Executive shall not be required to mitigate the amount of any payment provided for in this Agreement by seeking employment or otherwise; nor shall any amounts or benefits payable or provided hereunder be reduced in the event he does secure employment.

19. Validity. The invalidity or unenforceability of any provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

20. Applicable Law. This Agreement shall be governed by and construed in accordance with the domestic internal laws (but not the law of conflict of laws) of the Commonwealth of Pennsylvania.

21. Headings. The headings of the sections and subsections of this Agreement are for convenience only and shall not control or affect the meaning or construction or limit the scope or intent of any of the provisions of this Agreement.

22. Guaranty. Eastern Holding Company Ltd., a Caymanian company, hereby irrevocably and unconditionally guarantees to the Executive the full and timely performance by ESC of each and every obligation of ESC contained in this Agreement. Such obligation shall continue notwithstanding the occurrence of a Change in Control or an event described in Section 15(a).

23. Compliance With American Jobs Creation Act of 2004. To the extent any provision of this Agreement (or any document referred to herein) is in conflict with the proposed American Jobs Creation Act of 2004 (the “2004 Act”), the parties agree to modify this Agreement, in good faith and to the extent possible, to mitigate any adverse tax consequences that may otherwise result to the Executive, ESC and/or Eastern Holding Corporation. Such modification(s) shall include, among other things, the deferral of the commencement of severance benefits for six months to the extent required by the 2004 Act and Code Section 409A.

24. Effective Date. This Agreement shall become effective as of the date first set forth above.

IN WITNESS WHEREOF, the parties have executed this Agreement, or caused it to be executed, as of the date first above written.

ATTEST	EASTERN SERVICES CORPORATION

	By	/s/ BRUCE M. ECKERT

Bruce M. Eckert, Chairman and Chief Executive Officer

WITNESS:	EXECUTIVE

/s/ ROBERT T. GILPIN
ROBERT T. GILPIN

[Continued Signature from Page 12]

Agreed to as of the date first set forth above:

EASTERN HOLDING COMPANY LTD.

By	/s/ BRUCE M. ECKERT
Bruce M. Eckert, Chairman and Chief Executive Officer

EXHIBIT A

Job Title:	Vice President of Marketing, Select & Alternative Markets
FLSA Class:	Exempt
Department:	Executive
Reports To:	President and Chief Operating Officer
Issued/Date Revised:	As of September 2004

Expectations For All Employees:

Supports the organization’s mission, vision, and values by exhibiting the following behaviors: excellence and competence, collaboration, innovation, respect personalization, commitment to our community, and accountability and ownership.

Job Summary:

This position is responsible for the management and direction of the marketing department for the Company, including sales, marketing and product development programs, short and long-range growth in existing and new markets and overall agency appointments. This position oversees the overall performance, growth and direction of the Select & Alternative Market Business Unit of the Company. As a member of the top management team, participates in developing and executing strategic plans to maximize the use of Marketing and the business unit in support of all company business objectives.

Essential Functions:

•	Perform all senior management duties including; strategic planning, attend A.M. Best meetings, assist with the raising of capital, work with the Board of Directors and deliver results to all internal and external stakeholders.

•	Establishes and maintains relationships with industry influencers and key strategic partners.

•	Participates in developing and executing Company strategic plans and objectives.

•	Develops and manages marketing and business unit operating budgets.

•	Builds, develops and manages marketing staff and business unit staff capable of carrying out strategic objectives and initiatives.

Marketing:

•	Provides leadership and support for the design, development and implementation of product and service lines; working with agents to develop new products and programs; developing sub-agency relationships to market special programs and products.

•	Agency management and relationship building including appointing of agents, developing and implementing contracts, licensing, contingency, ACC, etc; annual agency business planning; monitor results throughout year and work with agents to implement changes in order to reach planned results.

•	Plans and oversees advertising and promotion activities; including materials, press releases, company communications (newsletters, etc.).

•	Establishes and maintains a consistent corporate image throughout all product lines, promotional materials, and events.

•	Direct marketing of all bundled and unbundled services for TPA division.

Select & Alternative Markets:

•	Provides leadership and support in the development and implementation of alternative market strategies, product and service lines in support of Company strategic objectives.

•	Monitors results of business unit on a monthly basis; facilitates unit meetings; recommends and implements changes as necessary in order to meet objectives.

Secondary Functions:

•	Oversees and directs market research, competitor analyses, customer service and retention; monitors competitor products, sales and marketing activities and makes recommendations to stay competitive with market.

•	Direct supervision of assigned staff, provide guidance, support and growth opportunities as appropriate. Provide timely feedback on a regular basis & complete formal reviews according to company policies.

•	Periodic evaluation of day-to-day department functions in order to implement improvements of efficiency and effectiveness.

•	Serves as an underwriting referral for the SBU in absence of the Manager.

•	Participate in a wide variety of special projects.

Knowledge, Skills and Abilities Required:

•	Substantial number of years of progressive experience in a corporate marketing department; Bachelor’s Degree required in Marketing, Business or related field; MBA preferred; insurance underwriting experience required, supervisory experience required; and or equivalent combination of education and experience.

•	Forward thinking individual with high ethical standards and an appropriate professional image; broad based knowledge of entrepreneurial business environment.

•	Ability to make effective and persuasive presentations on complex topics to outside investors, agency partners and others and the ability to communicate effectively and professionally both verbally and in writing with various constituencies and at all levels; both in and outside of the organization.

•	Ability to anticipate and solve practical problems or resolve issues.

•	Highly developed organizational, planning and management skills and the ability to lead people and get results through others.

•	Ability to represent the organization with major customers/clients, the financial community, the public and others.

•	Strategic visionary with sound technical skills, analytical ability, good judgment and strong operational focus.

•	Ability to read, analyze, and interpret complex documents.

•	Ability to attend insurance and industry/business functions to promote and present a positive image of the Company; ability to participate in presentations; ability to travel as necessitated by business needs.

The above are not intended to be an all-inclusive list of the duties, responsibilities and requirements of the job described. Rather, they are intended only to describe the general nature of the job, subject in all respects to the terms and conditions of the Agreement.

/s/ MICHAEL L. BOGUSKI	/s/ ROBERT T. GILPIN
Michael L. Boguski	Robert T. Gilpin

EXHIBIT B

RELEASE AGREEMENT

THIS RELEASE AGREEMENT (the “Release Agreement”) is made as of this ____ day of ____________, 200__, by and between EASTERN SERVICES CORPORATION (“ESC”) and ROBERT T. GILPIN (the “Executive”). In consideration of the mutual agreements set forth below, the Executive and ESC hereby agree as follows:

1. General Release. In consideration of the payments and benefits required to be provided to the Executive under the Agreement, dated September 21, 2004 (the “Agreement”) and after consultation with counsel, the Executive, and each of the Executive’s heirs, executors, administrators, representatives, agents, successors and assigns (collectively, the “Releasors”) hereby irrevocably and unconditionally release and forever discharge ESC and each of its officers, employees, directors, shareholders and agents from any and all claims, actions, causes of action, rights, judgments, obligations, damages, demands, accountings or liabilities of whatever kind or character (collectively, “Claims”), including, without limitation, any Claims under any federal, state, local or foreign law, that the Releasors may have, or in the future may possess, arising out of (i) the Executive’s employment relationship with and service as an employee, officer or director of ESC, and the termination of the Executive’s service as Vice President of Marketing, Select & Alternative Markets, (ii) the Agreement, or (iii) any event, condition, circumstance or obligation that occurred, existed or arose on or prior to the date hereof; provided, however, that the release set forth hereto shall not apply to (iv) the payment and/or benefit obligations of ESC under the Agreement, (v) any claims the Executive may have (A) under any plans or programs of ESC not described in the Agreement in which Executive participated and under which Executive has accrued and become entitled to a benefit other than under any ESC separation or severance plan or program and (B) as a shareholder of ESC, and (vi) any indemnification rights the Executive may have in accordance with ESC’s governance instruments or under any director and officer liability insurance maintained by ESC (or any affiliate thereof) with respect to liabilities arising as a result of the Executive’s service as an officer and employee of ESC. Except as provided in the immediately preceding sentence, the Releasors further agree that the payments and benefits described in the Agreement shall be in full satisfaction of any and all Claims for payments or benefits, whether express or implied, that the Releasors may have against ESC arising out of the Executive’s employment relationship under the Agreement and the Executive’s service as an employee, officer or director of ESC under the Agreement and the termination thereof, as applicable.

2. Specific Release of ADEA Claims. In further consideration of the payments and benefits provided to the Executive under the Agreement, the Releasors hereby unconditionally release and forever discharge ESC, and each of its officers, employees, directors, shareholders and agents from any and all Claims that the Releasors may have in connection with his termination of employment, arising under the Federal Age Discrimination in Employment Act of 1967, as amended, and the applicable rules and regulations promulgated thereunder (“ADEA”). By signing this Release Agreement, the Executive hereby acknowledges and confirms the following: (i) the Executive was advised by ESC in connection prior to his termination of employment or retirement to consult with an attorney of his choice prior to signing this Release Agreement and to have such attorney explain to the Executive the terms of this Release Agreement, including, without limitation, the terms relating to the Executive’s release of claims arising under the ADEA, and the Executive has in fact consulted with an attorney; (ii) the Executive was given a period of not fewer than 21 days to consider the terms of this Release Agreement prior to its signing; and (iii) the Executive knowingly and voluntarily accepts the terms of this Release Agreement.

3. No Assignment. The Executive represents and warrants that he has not assigned any of the Claims being released hereunder.

4. Claims. The Executive agrees that he has not instituted, assisted or otherwise participated in connection with, any action, complaint, claim, charge, grievance, arbitration, lawsuit, or administrative agency proceeding, or action at law or otherwise against ESC or any of its officers, employees, directors, shareholders or agents.

5. Revocation. This Release Agreement may be revoked by the Executive within the seven-day period commencing on the date the Executive signs this Release Agreement (the “Revocation Period”). In the event of any such revocation by the Executive, all obligations of the parties under this Release Agreement shall terminate and be of no further force and effect as of the date of such revocation. No such revocation by the Executive shall be effective unless it is in writing and signed by the Executive and received by ESC prior to the expiration of the Revocation Period. If this Release Agreement is revoked, the Executive agrees to return to ESC any payments made to him in connection with the Release Agreement other than compensation theretofore earned in the ordinary course.

IN WITNESS WHEREOF, ESC and the Executive, intending to be legally bound have executed this Release Agreement on the day and year first above written.

EASTERN SERVICES CORPORATION

By

Title

EXECUTIVE

Robert T. Gilpin